CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Inyx, Inc.

We consent to the inclusion in Amendment Number 2 to the Registration Statement on Form SB-2/A of Inyx, Inc. (filed on June 21, 2005) of our reports as listed below and to all references to our firm included in this Registration Statement:

      o Our report dated April 12, 2005 on our audits of the consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows of Inyx, Inc. for the year ended December 31, 2004 and for the period from March 7, 2003 through December 31, 2003.
      o Our report dated December 28, 2004 on our audit of the statements of operations, changes in stockholders' equity (deficit) and cash flows of Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.)
            for the period from January 1, 2003 through March 6, 2003.
      o     Our report dated June 10, 2005 on our audits of the balance sheets as of December 31, 2004 and 2003 and the related statements of operations, changes in stockholders' equity and cash flows of Aventis Pharmaceuticals Puerto Rico, Inc. for the two years ended December 31, 2004 and 2003, and the thirteen months ended December 31, 2002.

Each of these reports is included in this SB-2/A as filed with the Securities and Exchange Commission.


/s/ Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
June 21, 2005